EXHIBIT 10.13

AGREEMENT

July 5, 2016

This Agreement among Flex Mining Ltd., a Delaware corporaton ("Flex"), Edwin Morrow, an individual residing at 1002 Ermine Court, South Lake Tahoe, CA 96158 ("Morrow"), Chris Vallos an individual residing at 573 Monroe Blvd, Painesville, OH 44077 ("Vallos") and Gold Lakes Corp, a Nevada corporation ("Gold Lakes")

Witnesseth

Whereas Flex owns 22.1 million shares of common stock ("Gold Stock"), par value $0.001 per share, of Gold Lakes; and

Whereas Morrow owns 200,000 shares of Gold Stock; and

Whereas Vallos owns 400,000 shares of Gold Stock; and

Whereas Gold Lakes wishes to issue 50,000 restricted shares of Gold Stock to each of Morrow and Vallos upon their compliance with this agreement;

Now Therefore, Flex, Morrow, Vallos (collectively, the "Shareholders") and Gold Lakes in exchange for the mutual promises expressed herein and for other good and valuable consideration hereby agree as follows:

Section 1.Each of the Shareholders shall not, without the prior written consent of a Board Resolution hereto, during the period commencing on the date hereof and ending 120 days after the date hereof (the "Lock-Up Period"), directly or indirectly (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any shares of Gold Stock or any securities directly or indirectly convertible into or exercisable or exchangeable for Gold Stock owned either of record or beneficially (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by such Shareholder on the date hereof or hereafter acquired or (2) enter into any swap or other agreement or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Gold Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Gold Stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Section 2. In furtherance of the foregoing, (1) each Shareholder consents to the entry of stop transfer instructions with any duly appointed transfer agent for the registration or transfer of the securities described herein against the transfer of any such securities except in compliance with the foregoing restrictions, and (2) Gold Lakes, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

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Section 3. Each party hereto hereby represents and warrants that such party has full power and authority to enter into this Agreement.

Section 4. Each party further understands that this Agreement is irrevocable and shall be binding upon each party's heirs, legal representatives, successors and assigns.

Section 5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Section 6. Provided that Morrow and Vallos has complied completely with the terms of this agreement, at the end of the Lock-Up Period, Gold Lakes shall issue to each of Morrow and Vallos 50,000 shares of Gold Stock, which stock shall be restricted and shall bear a restrictive legend customarily placed on restricted stock.

Wherefore this Agreement has been executed by the undersigned as of the date first written above.

Flex Mining Ltd

By:	/s/ Christian Simmerling
Name:	Christian Simmerling

/s/ Edwin Morrow
Edwin Morrow

/s/ Chris Vallos
Chris Vallos

Gold Lakes Corp

By:	/s/ Chris Vallos
Name:	Chris Vallos

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